Santa Fe Gold Announces Acquisition of Fully Permitted Billali, Jim Crow and Imperial Mines for $10 Million

Company expects to commence mining operations as soon as practicable and appreciates the commitments and solid contributions from management and others

ALBUQUERQUE, N.M., January 04, 2019 (GLOBE NEWSWIRE) -- Santa Fe Gold Corporation OTC (SFEG), a U.S. based mining company and owner of multiple mining claims, is pleased to announce the acquisition of the Billali and Jim Crow Imperial Mines and the filing of a Form 8-K with the SEC describing the terms of the acquisition agreement as well as a copy of the acquisition agreement.

The State of New Mexico Energy, Minerals and Natural Resources Department has verified that both the Billali Mine and Jim Crow Mine, which are located in Grant County, New Mexico are currently in compliance with the administrative requirements of the Permits, with both mines in good standing and all reporting requirements current and compliant.

Following a further payment of $25,000 at closing, the Company will be required to make two monthly payments in January and February 2019, followed by a four month pause in payments intended to allow Santa Fe time to ramp up both mines.  Then, beginning six months from the acquisition date, a schedule of monthly payments as more fully described in the Form 8-K for a period of up to six and a half years.

The payment terms were structured with the intent to allow us to fund a portion of the payments from mining cash flow. Management intends to further offset mining and operating expenses with stringent cost controls, savings from direct shipment to smelters and cost effective ramp up to full production.

Chairman Brian Adair Comments

As your new chairman and second largest shareholder, “I just recently increased my overall investment in the company to help complete Santa Fe Gold’s remaining acquisitions.”

The company has acquired a dozen properties in just two years and management intends to obtain sufficient financing to allow Santa Fe Gold to develop these resources.

We are very pleased to have entered into this exciting acquisition, with the primary goal to commence mine production as soon as practicable.

According to Dan Gorski, our newly appointed geologist, technical advisor and mining consultant:

These three mines represent an exceptional opportunity for Santa Fe with improving metals prices.

Mr. Gorski will oversee all phases of operations, mining and production, further commented:

The Jim Crow and Imperial Mines are believed to be the better developed of the three mines and should be able to be ramped up for mining in a relatively short time. The mine’s hoist and shaft appear to be in satisfactory operating condition and should require minimal rehabilitation.

The Billali Mine will likely require more preproduction development, but may have a greater potential of the three and we expect to bring this mine into production, following Jim Crow and Imperial mines.

We believe experienced and competent mining crews exclusive to Santa Fe Gold will be available and we expect them to commence mining operations in a relatively short period of time.

We anticipate the silica and mineral ores will be shipped directly to smelters as soon as production begins, without the need for processing plants, significant additional infrastructure or major capital.

The price of gold and silver has recently increased and we believe our assets represent a long term call option on the future of precious metals.

Pursuant to an amendment to the Alhambra mine purchase agreement in October 2018, the Company paid the seller $200,000 in October 2018 and an additional $100,000 in November 2018.  The balance of the purchase price of $250,365 was required to be paid by December 31, 2018, but has been restructured as follows: (i) $65,000 was paid on January 2, 2019; (ii) $50,000 is due on or before January 31, 2019: (iii) $100,000 is due on or before February 28, 2019; and (ii) $100,000 is due on or before March 31, 2019.

We expect to bring all of our SEC filings current and into compliance as soon as practicable.

The company has scheduled a special meeting of its shareholders for January 11, 2019, at which time it intends to update shareholders on all operations, progress and plans for the future of Santa Fe.

About Santa Fe Gold

We are a mining company engaged in the business of acquisitions and intended development of mineral properties. To date, no mining activities have yet commenced.

The Company has also acquired rights to five patented claims and 82 unpatented claims in the Black Hawk district of New Mexico, acquired rights to four placer claims in British Columbia, Canada and owns an aggregate of 42 unpatented claims located in Grant County, New Mexico and Hidalgo County, New Mexico (including Pinos Altos claims).

We require capital to complete the purchase and future development of our current mining properties, fund working capital needs, and fund contemplated acquisitions.  There can be no assurance that the required capital can be raised.  Failure to obtain the necessary capital to complete the purchase and future development of our current mining properties will materially impact our operations.

This release may contain certain “forward-looking” statements, which represent the Company’s expectations or beliefs, including but not limited to, statements concerning the company’s planned operations, financial condition, ability to obtain capital, and growth and acquisition strategies.

For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intent,” “intends,” “could,” “should,” “estimate,” “might,” “plan,” “predict,” “strategy” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.

This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.

For more information, investors should review the SEC filings on our website.

Please visit www.santafegoldcorp.com.

Contact

Frank Mueller, CFO

505-255-4852

info@santafegoldcorp.com